Herc Holdings Reports Full Year 2024 Results and
Announces 2025 Full Year Guidance

Fourth Quarter 2024 Highlights
–Record equipment rental revenue of $839 million, an increase of 12%
–Record total revenues of $951 million, an increase of 14%
–Rental pricing increased 2.1% year-over-year
–Reported net loss of $46 million or $1.62 per share driven by loss on Cinelease assets held for sale
–Adjusted net income of $102 million or $3.58 per diluted share, an 11% increase
–Adjusted EBITDA of $438 million increased 15%; adjusted EBITDA margin of 46.1%

Full Year 2024 Highlights
–Record equipment rental revenue of $3,189 million, an increase of 11%
–Record total revenues of $3,568 million, an increase of 9%
–Rental pricing increased 3.2% year-over-year
–Reported net income of $211 million or $7.40 per diluted share
–Adjusted net income of $367 million or $12.88 per diluted share, an increase of 5%
–Adjusted EBITDA of $1,583 million increased 9%; adjusted EBITDA margin of 44.4%
–Free cash flow of $314 million for the year ended December 31, 2024

Bonita Springs, Fla., February 13, 2025 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter and full year ended December 31, 2024.
"In 2024, despite a more challenging market than anticipated, we delivered another year of record results, significantly outperforming industry revenue growth by leveraging the strength of tenured customer relationships, the value derived from strategic capital-allocation priorities and our diversified position across products, geographies and end markets," said Larry Silber, president and chief executive officer.

"While the higher-for-longer interest rate environment continues to pressure local market growth, we captured an outsized share of national account mega projects last year. We also completed nine acquisitions, supporting market consolidation and positioning our company for long-term growth opportunities and greater efficiencies of scale. Strategic pricing, agile fleet management, and enterprise-wide cost controls helped to sustain margins in this dynamic environment.

"The 2025 operating landscape is still lacking good clarity. We are monitoring industry opportunities and believe the diversity of our business model, asset optimization and prudent investments will allow us to navigate local market pressure again this year, while capitalizing on incremental new mega project starts. Long term, we expect new government policies and spending initiatives will expand opportunities for Herc and our industry.”

2024 Fourth Quarter Financial Results
•Total revenues increased 14% to $951 million compared to $831 million in the prior-year period. The year-over-year increase of $120 million primarily related to an increase in equipment rental revenue of $91 million, reflecting positive pricing of 2.1% and increased volume of 11.6%. Sales of rental equipment increased by $28 million during the period.

•Dollar utilization decreased to 40.6% in the fourth quarter compared to 40.9% in the prior-year period.

•Direct operating expenses were $324 million, or 38.6% of equipment rental revenue, compared to $287 million, or 38.4% in the prior-year period. The increase related primarily to the growth of the business with personnel and facilities costs associated with greenfields and acquisitions.

•Depreciation of rental equipment increased 10% to $180 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 21% to $35 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses were $122 million, or 14.5% of equipment rental revenue, compared to $116 million, or 15.5% in the prior-year period. The decrease as a percent of rental revenue was due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $67 million compared with $62 million in the prior-year period due to higher average debt balances, primarily to fund acquisition growth and invest in rental equipment, partially offset by slightly lower interest rates on floating rate debt.

•Loss on assets held for sale was $194 million during the fourth quarter of 2024 to adjust the carrying value of Cinelease net assets to its fair value less estimated costs to sell.

•Net loss was $46 million compared to net income of $91 million in the prior-year period. The net loss in the current period was the result of the loss on Cinelease assets held for sale. Adjusted net income increased 11% to $102 million, or $3.58 per diluted share, compared to $92 million, or $3.24 per diluted share, in the prior-year period. The income tax provision in the fourth quarter was driven primarily by non-deductible goodwill impairment related to the loss on Cinelease assets held for sale and certain other non-deductible expenses.

•Adjusted EBITDA increased 15% to $438 million compared to $382 million in the prior-year period and adjusted EBITDA margin was 46.1% compared to 46.0% in the prior-year period.

2024 Full Year Financial Results
•Total revenues increased 9% to $3,568 million compared to $3,282 million in the prior-year period. The year-over-year increase of $286 million primarily related to an increase in equipment rental revenue of $319 million, or 11%, reflecting positive pricing of 3.2% and increased volume of 9.3%, partially offset by unfavorable mix driven primarily by inflation. Sales of rental equipment decreased by $35 million year over year. Fleet rotation in the prior year period was accelerated due to easing of supply chain disruptions in certain categories of equipment.

•Dollar utilization increased to 40.9% compared to 40.8% in the prior-year period.

•Direct operating expenses were $1,291 million, or 40.5% of equipment rental revenue, compared to $1,139 million, or 39.7% in the prior-year period. The increase related primarily to the growth of the business with personnel, facilities, maintenance and re-rent expense increases associated with greenfields and acquisitions. Additionally, insurance expense increased, primarily related to increased self insurance reserves due to claims development attributable to unsettled cases and growth of the business. Finally, an increase in delivery expenses were due to higher volume of transactions and internal transfers of equipment to branches in higher growth regions to drive fleet efficiency.

•Depreciation of rental equipment increased 6% to $679 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 13% to $127 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses were $480 million, or 15.1% of equipment rental revenue, compared to $448 million, or 15.6% in the prior-year period. The decrease as a percent of rental revenue was due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $260 million compared with $224 million in the prior-year period due to higher average debt balances primarily to fund acquisition growth and invest in rental equipment.

•Loss on assets held for sale was $194 million during 2024 to adjust the carrying value of Cinelease net assets to its fair value less estimated costs to sell.

•Net income was $211 million compared to $347 million in the prior-year period. Net income was impacted for the full year by the loss on Cinelease assets held for sale. Adjusted net income increased to $367 million, or $12.88 per diluted share, an increase of 5%, compared to $353 million, or $12.30 per diluted share, in the prior-year period. The effective tax rate was 27% compared to 22% in the prior-year period. The rate increase was driven by the non-deductible goodwill impairment in 2024, a reduction in the benefit related to stock-based compensation, and certain other non-deductible expenses.

•Adjusted EBITDA increased 9% to $1,583 million compared to $1,452 million in the prior-year period and adjusted EBITDA margin was 44.4% compared to 44.2% in the prior-year period.

Rental Fleet
•Net rental equipment capital expenditures were as follows (in millions):

	Year Ended December 31,
	2024	2023
Rental equipment expenditures	$1,048	$1,320
Proceeds from disposal of rental equipment	(288)	(325)
Net rental equipment capital expenditures	$760	$995
•As of December 31, 2024, the Company's total fleet was approximately $7.0 billion at OEC.

•Average fleet at OEC in the fourth quarter increased 13% compared to the prior-year period and increased 11% for the year.

•Average fleet age was 46 months as of December 31, 2024 compared to 45 months in the comparable prior-year period.

Disciplined Capital Management
•The Company completed 9 acquisitions with a total of 28 locations and opened 23 new greenfield locations during the twelve months ended December 31, 2024.

•Net debt was $4.0 billion as of December 31, 2024, with net leverage of 2.5x unchanged from December 31, 2023. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $1.9 billion of liquidity as of December 31, 2024.

•The Company declared its quarterly dividend of $0.665 paid to shareholders of record as of December 16, 2024 on December 27, 2024.

2025 Outlook - Excluding Cinelease
The Company is announcing its full year 2025 equipment rental revenue growth, adjusted EBITDA, and gross and net rental capital expenditures guidance ranges, excluding Cinelease studio entertainment and lighting and grip equipment rental business. The sale process for the Cinelease studio entertainment business is ongoing and a transaction is expected to be complete in 2025.

Current
Equipment rental revenue growth:	4% to 6%
Adjusted EBITDA:	$1.575 billion to $1.650 billion
Net rental equipment capital expenditures:	$400 million to $600 million
Gross capex:	$700 million to $900 million
As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2025 by investing in its fleet, optimizing its existing fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information
Herc Holdings' fourth quarter 2024 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 9128891. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.
Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 451 locations across North America, and 2024 total revenues were approximately $3.6 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 7,600 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Certain Additional Information
In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).
•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. You should not place undue reliance on the forward-looking statements. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our industry and our dependence on the levels of capital investment and maintenance expenditures by our customers; (2) the competitiveness of our industry, including the potential downward pricing pressures or the inability to increase prices; (3) our dependence on relationships with key suppliers; (4) our heavy reliance on communication networks, centralized information technology systems and third party technology and services and our ability to maintain, upgrade or replace our information technology systems; (5) our ability to respond adequately to changes in technology and customer demands; (6) our ability to attract and retain key management, sales and trades talent; (7) our rental fleet is subject to residual value risk upon disposition; (8) the impact of climate change and the legal and regulatory responses to such change; (9) our ability to execute our strategy to grow through strategic transactions; and (10) our significant indebtedness. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share, free cash flow and certain results excluding the Cinelease studio entertainment business. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
Contact:

Leslie Hunziker
Senior Vice President,
Investor Relations, Communications & Sustainability
Leslie.hunziker@hercrentals.com
239-301-1675

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Equipment rental	$839	$748	$3,189	$2,870
Sales of rental equipment	96	68	311	346
Sales of new equipment, parts and supplies	9	9	37	38
Service and other revenue	7	6	31	28
Total revenues	951	831	3,568	3,282
Expenses:
Direct operating	324	287	1,291	1,139
Depreciation of rental equipment	180	163	679	643
Cost of sales of rental equipment	67	51	224	252
Cost of sales of new equipment, parts and supplies	6	6	24	25
Selling, general and administrative	122	116	480	448
Non-rental depreciation and amortization	35	29	127	112
Interest expense, net	67	62	260	224
Loss on assets held for sale	194	—	194	—
Other expense (income), net	(1)	(6)	(2)	(8)
Total expenses	994	708	3,277	2,835
Income (loss) before income taxes	(43)	123	291	447
Income tax provision	(3)	(32)	(80)	(100)
Net income (loss)	$(46)	$91	$211	$347

Weighted average shares outstanding:
Basic	28.4	28.2	28.4	28.5
Diluted	28.4	28.4	28.5	28.7
Earnings (loss) per share:
Basic	$(1.62)	$3.23	$7.43	$12.18
Diluted	$(1.62)	$3.20	$7.40	$12.09

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$83	$71
Receivables, net of allowances	589	563
Prepaid expenses	47	30
Other current assets	40	47
Current assets held for sale	17	21
Total current assets	776	732
Rental equipment, net	4,225	3,831
Property and equipment, net	554	465
Right-of-use lease assets	852	665
Intangible assets, net	572	467
Goodwill	670	483
Other long-term assets	8	10
Long-term assets held for sale	220	408
Total assets	$7,877	$7,061

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$21	$19
Current maturities of operating lease liabilities	39	37
Accounts payable	248	212
Accrued liabilities	239	221
Current liabilities held for sale	15	19
Total current liabilities	562	508
Long-term debt, net	4,069	3,673
Financing obligations, net	101	104
Operating lease liabilities	842	646
Deferred tax liabilities	800	743
Other long term liabilities	47	46
Long-term liabilities held for sale	60	68
Total liabilities	6,481	5,788
Total equity	1,396	1,273
Total liabilities and equity	$7,877	$7,061

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$211	$347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	679	643
Depreciation of property and equipment	82	71
Amortization of intangible assets	45	41
Amortization of deferred debt and financing obligations costs	5	4
Stock-based compensation charges	17	18
Provision for receivables allowances	70	65
Loss on assets held for sale	194	—
Deferred taxes	59	89
Gain on sale of rental equipment	(87)	(94)
Other	12	1
Changes in assets and liabilities:
Receivables	(62)	(98)
Other assets	(26)	(22)
Accounts payable	2	7
Accrued liabilities and other long-term liabilities	24	14
Net cash provided by operating activities	1,225	1,086
Cash flows from investing activities:
Rental equipment expenditures	(1,048)	(1,320)
Proceeds from disposal of rental equipment	288	325
Non-rental capital expenditures	(161)	(156)
Proceeds from disposal of property and equipment	10	15
Acquisitions, net of cash acquired	(600)	(430)
Other investing activities	—	(15)
Net cash used in investing activities	(1,511)	(1,581)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	800	—
Proceeds from revolving lines of credit and securitization	2,008	2,127
Repayments on revolving lines of credit and securitization	(2,399)	(1,387)
Principal payments under finance lease and financing obligations	(19)	(16)
Dividends paid	(77)	(73)
Repurchase of common stock	—	(120)
Other financing activities, net	(14)	(19)
Net cash provided by financing activities	299	512
Effect of foreign exchange rate changes on cash and cash equivalents	(1)	—
Net change in cash and cash equivalents during the period	12	17
Cash and cash equivalents at beginning of period	71	54
Cash and cash equivalents at end of period	$83	$71

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$(46)	$91	$211	$347
Income tax provision	3	32	80	100
Interest expense, net	67	62	260	224
Depreciation of rental equipment	180	163	679	643
Non-rental depreciation and amortization	35	29	127	112
EBITDA	239	377	1,357	1,426
Non-cash stock-based compensation charges	1	3	17	18
Transaction related costs	2	3	11	8
Loss on assets held for sale	194	—	194	—
Other(1)	2	(1)	4	—
Adjusted EBITDA	$438	$382	$1,583	$1,452

Total revenues	951	831	3,568	3,282
Adjusted EBITDA	$438	$382	$1,583	$1,452
Adjusted EBITDA margin	46.1%	46.0%	44.4%	44.2%
(1) Other consists of restructuring charges and spin-off costs.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(in millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$839	$16	$823	$748	$10	$738
Total revenues	951	17	934	831	11	820
Total expenses	994	209	785	708	14	694
Income (loss) before income taxes	(43)	(192)	149	123	(3)	126
Income tax (provision) benefit	(3)	33	(36)	(32)	1	(33)
Net income (loss)	(46)	(159)	113	91	(2)	93
Income tax provision	3	(33)	36	32	(1)	33
Interest expense, net	67	—	67	62	—	62
Depreciation of rental equipment	180	—	180	163	—	163
Non-rental depreciation and amortization	35	—	35	29	—	29
EBITDA	239	(192)	431	377	(3)	380
Non-cash stock-based compensation charges	1	—	1	3	—	3
Transaction related costs	2	—	2	3	1	2
Loss on assets held for sale	194	194	—	—	—	—
Other	2	—	2	(1)	(1)	—
Adjusted EBITDA	438	2	436	382	(3)	385
Less: Gain (loss) on sales of rental equipment	29	(1)	30	17	(1)	18
Less: Gain (loss) on sales of new equipment, parts and supplies	3	—	3	3	—	3
Rental Adjusted EBITDA (REBITDA)	$406	$3	$403	$362	$(2)	$364

Total revenues	$951	$17	$934	$831	$11	$820
Adjusted EBITDA	$438	$2	$436	$382	$(3)	$385
Adjusted EBITDA margin	46.1%	11.8%	46.7%	46.0%	(27.3)%	47.0%

Total revenues	$951	$17	$934	$831	$11	$820
Less: Sales of rental equipment	96	—	96	68	—	68
Less: Sales of new equipment, parts and supplies	9	1	8	9	1	8
Equipment rental, service and other revenues	$846	$16	$830	$754	$10	$744

Equipment rental, service and other revenues	$846	$16	$830	$754	$10	$744
Adjusted REBITDA	$406	$3	$403	$362	$(2)	$364
Adjusted REBITDA Margin	48.0%	18.8%	48.6%	48.0%	(20.0)%	48.9%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(In millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$3,189	$87	$3,102	$2,870	$50	$2,820
Total revenues	3,568	94	3,474	3,282	56	3,226
Total expenses	3,277	268	3,009	2,835	93	2,742
Income (loss) before income taxes	291	(174)	465	447	(37)	484
Income tax (provision) benefit	(80)	26	(106)	(100)	8	(108)
Net income (loss)	211	(148)	359	347	(29)	376
Income tax provision	80	(26)	106	100	(8)	108
Interest expense, net	260	—	260	224	—	224
Depreciation of rental equipment	679	—	679	643	24	619
Non-rental depreciation and amortization	127	—	127	112	2	110
EBITDA	1,357	(174)	1,531	1,426	(11)	1,437
Non-cash stock-based compensation charges	17	—	17	18	—	18
Transaction related costs	11	1	10	8	2	6
Loss on assets held for sale	194	194	—	—	—	—
Other	4	—	4	—	(1)	1
Adjusted EBITDA	1,583	21	1,562	1,452	(10)	1,462
Less: Gain (loss) on sales of rental equipment	87	—	87	94	(1)	95
Less: Gain (loss) on sales of new equipment, parts and supplies	13	2	11	13	1	12
Rental Adjusted EBITDA (REBITDA)	$1,483	$19	$1,464	$1,345	$(10)	$1,355

Total revenues	$3,568	$94	$3,474	$3,282	$56	$3,226
Adjusted EBITDA	$1,583	$21	$1,562	$1,452	$(10)	$1,462
Adjusted EBITDA margin	44.4%	22.3%	45.0%	44.2%	(17.9)%	45.3%

Total revenues	$3,568	$94	$3,474	$3,282	$56	$3,226
Less: Sales of rental equipment	311	1	310	346	1	345
Less: Sales of new equipment, parts and supplies	37	5	32	38	2	36
Equipment rental, service and other revenues	$3,220	$88	$3,132	$2,898	$53	$2,845

Equipment rental, service and other revenues	$3,220	$88	$3,132	$2,898	$53	$2,845
Adjusted REBITDA	$1,483	$19	$1,464	$1,345	$(10)	$1,355
Adjusted REBITDA Margin	46.1%	21.6%	46.7%	46.4%	(18.9)%	47.6%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, transaction related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$(46)	$91	$211	$347
Transaction related costs	2	3	11	8
Loss on assets held for sale	194	—	194	—
Other(1)	2	(1)	4	—
Tax impact of adjustments(2)	(50)	(1)	(53)	(2)
Adjusted net income	$102	$92	$367	$353

Diluted shares outstanding	28.5	28.4	28.5	28.7

Adjusted earnings per diluted share	$3.58	$3.24	$12.88	$12.30
(1) Other consists of restructuring charges and spin-off costs.
(2) The tax rate applied for adjustments is 25.5% and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$1,225	$1,086

Rental equipment expenditures	(1,048)	(1,320)
Proceeds from disposal of rental equipment	288	325
Net rental equipment expenditures	(760)	(995)

Non-rental capital expenditures	(161)	(156)
Proceeds from disposal of property and equipment	10	15
Other	—	(15)
Free cash flow	$314	$(65)

Acquisitions, net of cash acquired	(600)	(430)
Increase in net debt, excluding financing activities	$(286)	$(495)